Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Six Flags Entertainment Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-168632, 333-206019, 333-170584, 333-181114, and 333-219558) on Form S-8 and S-3 of Six Flags Entertainment Corporation of our report dated February 25, 2021, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Six Flags Entertainment Corporation.

Our report refers to a change of accounting for leases on January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-2, Leases, (Topic 842).

KPMG LLP

Dallas, Texas
February 25, 2021